Exhibit 99.1

NEWS RELEASE

American Oil & Gas Announces Participation Agreement
For Fetter Field Re-completion Program

DENVER, October 9, 2009 — American Oil & Gas, Inc. (NYSE-AMEX: AEZ) has entered into a participation agreement with an industry recognized provider of products and services to the international oil and natural gas industry. The agreement covers a re-completion program into the Niobrara formation at American’s 53,000 gross acre Fetter field project, located in the Powder River Basin of Wyoming. Under the terms of the agreement, the participating party will pay all costs related to perforating and fracture stimulating the Niobrara formation in up to five existing wells in the field. Preparations for the first well re-completion are underway.

The participating party will receive 80% of the net revenues from Niobrara production in these wells until the wells cumulatively have paid back a maximum of 200% of the total costs. American will retain its proportionate share of the remaining 20% of the net revenue from Niobrara production on the subject wells during the pay back period. Once the payback threshold has been achieved, the participating party’s net revenue interest in the wells will revert back to American and other existing working interest owners at Fetter. This agreement is specific to the five candidate wells. American will retain its existing 69.375% working interest in all future wells and formations in the remaining Fetter field net acreage position.

 “We are pleased to announce this participation agreement,” said Pat O’Brien, Chairman and CEO of American.  “Within our Fetter field area, four horizontal wells and four vertical wells have been drilled to date where we have focused the majority of our efforts on the Frontier formation. Extensive data has also been obtained from two over-pressured deeper formations, the Dakota and Mowry, as well as two over-pressured formations above the Frontier, the Niobrara and Steele.  We received regulatory approval earlier this year to commingle production from any or all of these formations. With the commitments under this agreement, we now expect to gain valuable information on the field’s reserve and production potential from the Niobrara formation with no direct cost to American. The service company benefits from this agreement by utilizing its people and equipment on wells in which it can achieve an economic return from production during a historically slow demand period for its services. By combining the benefits of lower drilling and completion costs, improved production methods and multi-formation completions, we continue to pursue the goal of achieving economics that would support commercial development of the Fetter field, even in a low natural gas price environment.”

O’Brien continued, “We are also pleased to inform stockholders that our efforts to bring in an outside participant to pay for all or a substantial portion of one or more wells in return for an ownership interest in our North Dakota Bakken and Three Forks project remain on track, and we plan to commence drilling operations this fall.”

American Oil & Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas, Inc. is available via the Company’s website at www.americanog.com.

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This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas, Inc., and does not necessarily include the views of any other person or entity.

Contact:
Andrew Calerich, President	Neal Feagans, Investor Relations
303.991.0173 Fax: 303.595.0709	Feagans Consulting, Inc
1050 17th Street, Suite 2400 - Denver, CO 80265	303.449.1184

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